Exhibit 99.1

FORM OF LOCKUP AGREEMENT

This Lockup Agreement is dated as of February 8, 2022 and is between CITIC Capital Acquisition Corp., a Cayman Islands exempted company (which shall be domesticated as a Delaware corporation prior to the closing of the Merger (as defined herein) and in connection therewith change its name to Quanergy Systems, Inc.) (“Acquiror”), and each of the stockholder parties identified on Exhibit A hereto and the other persons who enter into a joinder to this Agreement substantially in the form of Exhibit B hereto with Acquiror in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

BACKGROUND:

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of June 21, 2021 (the “Merger Agreement”), CITIC Capital Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub”), will merge (the “Merger”) with and into Quanergy Systems, Inc., a Delaware corporation (the “Company”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror;

WHEREAS, each of the Stockholder Parties owns the number and type of Equity Interests in the Company set forth opposite of such Stockholder Party’s name on Exhibit A (such Equity Interests, the “Company Equity Interests”);

WHEREAS, each of the Stockholder Parties will receive a certain number of Acquiror Common Shares, awards of restricted stock units covering Acquiror Common Shares, and/or options to purchase Acquiror Common Shares pursuant to the terms of the Merger Agreement (the “Acquiror Equity Interests”, together with the Company Equity Interests, and together with any of the foregoing acquired after the date hereof, the “Covered Equity Interest”);

WHEREAS, in consideration for the benefits to be received by each Stockholder Party under the terms of the Merger Agreement and as a material inducement to Acquiror and Merger Sub agreeing to enter into and consummate the transactions contemplated by the Merger Agreement, each Stockholder Party agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement;

WHEREAS, the parties hereto acknowledge and agree that Acquiror would not have entered into and agreed to consummate the transactions contemplated by the Merger Agreement without each Stockholder Party entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, in connection with Acquiror entering into the Merger Agreement, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of the Acquiror Equity Interest.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

Section 1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Agreement” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Lock-Up Period” has the meaning set forth in Section 2.1(a).

“Merger Agreement” has the meaning set forth in the Recitals.

“Non-Recourse Party” has the meaning set forth in Section 4.15.

“Public Shareholders” means the holders of securities issued in the initial public offering of the Acquiror Common Shares.

“Stockholder Parties” has the meaning set forth in the Preamble.

Section 1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II

LOCKUP

Section 2.1 Lockup. (a) Each Stockholder Party agrees that such Stockholder Party shall not Transfer any Acquiror Equity Interest or any securities convertible into or exercisable or exchangeable (directly or indirectly) for any Acquiror Equity Interest (whether such Acquiror Equity Interest or any such securities are held by such Stockholder Party as of the date hereof or are thereafter acquired) from the date hereof and until the earlier of (i) six (6) months after the Closing Date and (ii) subsequent to the Closing, the date on which (A) the closing price of the Acquiror Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or (y) Acquiror completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in Public Shareholders having the right to exchange their Acquiror Common Shares for cash, securities or other property (the “Lock-Up Period”). The foregoing restriction is expressly agreed to preclude each Stockholder Party during the Lock-up Period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such

Stockholder Party’s Acquiror Equity Interest even if such Acquiror Equity Interest would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during the Lock-up Period would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Stockholder Party’s Acquiror Equity Interest or with respect to any security that includes, relates to, or derives any significant part of its value from such Acquiror Equity Interest. For purposes of this agreement, “Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder, with respect to any Acquiror Equity Interest, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Acquiror Equity Interest, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii). Notwithstanding the foregoing, the restrictions set forth herein shall not apply to:

(1) in the case of an entity, Transfers (A) to the Stockholder Party’s affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended), or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned, or (B) distributions to members, partners, stockholders or equityholders of the undersigned;;

(2) in the case of an individual, Transfers by bona fide gift to a member of the Stockholder Party’s immediate family (as defined below) or to a trust, the beneficiary of which is the Stockholder Party or a member of the Stockholder Party’s immediate family or to a charitable organization controlled by the Stockholder Party;

(3) in the case of an individual, by virtue of the laws of descent and distribution upon death of the Stockholder Party;

(4) in the case of an individual, by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(5) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the Stockholder Party and/or the Stockholder Party’s immediate family are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(6) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(7) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(8) Transfers of any Acquiror Common Shares or other securities acquired as part of the PIPE Investment or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE Investment;

(9) Transfers relating to Acquiror Common Shares or other securities convertible into or exercisable or exchangeable for Acquiror Common Shares acquired in open market transactions after the Closing Date, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-up Period;

(10) the exercise of any Acquiror Equity Interests to purchase Acquiror Common Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) or the settlement of any Acquiror Equity Interests with Acquiror Common Shares;

(11) Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(12) Transfers to Acquiror pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by Acquiror or forfeiture of Acquiror Common Shares or Acquiror Equity Interests convertible into or exercisable or exchangeable for Acquiror Common Shares in connection with the termination of the Stockholder Party’s service to Acquiror; and

(13) Transfers to satisfy any U.S. federal, state, or local income tax obligations of the Stockholder Party (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction;

provided, in the case of clauses (1) through (7), where such transferee agrees to be bound by the terms of this Agreement by executing and delivering the Form of Joinder Agreement set forth on Exhibit B to Aquiror. For purposes of this Lockup Agreement, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons.

(b) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with Acquiror’s transfer agent and registrar against the transfer of any Acquiror Equity Interest except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Acquiror Equity Interest describing the foregoing restrictions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER PARTIES

Section 3.1 Stockholder Representations and Warranties. Each Stockholder Party represents and warrants to Acquiror as follows:

(a) If Stockholder Party is not an individual, the Stockholder Party is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) If Stockholder Party is not an individual, the Stockholder Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Merger Agreement), and to consummate the transactions contemplated hereby.

The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of such Stockholder Party. This Agreement has been duly and validly executed and delivered by such Stockholder Party and constitutes a valid, legal and binding agreement of each Stockholder Party (assuming that this Agreement is duly authorized, executed and delivered by Acquiror), enforceable against each such Stockholder Party in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) Each Stockholder Party is the record and beneficial owner of the Company Equity Interests set forth opposite such Stockholder Party’s name on Exhibit A hereto and has valid, good and marketable title to the Company Equity Interests, free and clear of all Liens (other than transfer restrictions under applicable securities Laws). Each Stockholder Party is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments (including the satisfaction or waiver of any conditions precedent)) require such Stockholder Party to Transfer any of the Covered Equity Interests or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Covered Equity Interests.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Termination. This Agreement and the obligations of each Stockholder Party hereunder shall automatically terminate upon the termination of the Merger Agreement in accordance with its terms. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

Section 4.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties as follows.

Acquiror’s address is:

CITIC Capital Acquisition Corp.

28/F CITIC Tower

1 Tim Mei Avenue

Central, Hong Kong Attention: Fanglu Wang

e-mail: fangluwang@citiccapital.com

with a copy (which shall not constitute notice) to:

White & Case LLP 1221 Avenue of the Americas

New York, NY, 10020-1095

The United States

Attention: Joel Rubinstein

e-mail: joel.rubinstein@whitecase.com

such address as such Stockholder Party shall furnish to Acquiror in writing.

Section 4.3 Amendment; Waiver. (a) The terms and provisions of this Agreement may be modified, amended or waived only with the written approval of the Acquiror (including the approval of the member of the board of directors of Acquiror nominated by the Sponsor) and Stockholder Parties holding a majority of the Acquiror Equity Interests then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated pursuant to Section 4.1.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 4.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

Section 4.5 Assignment. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

Section 4.6 Third Parties. Except with respect to any Non-Recourse Party, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 4.7 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES ARISING HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS.

Section 4.8 Jurisdiction; Waiver of Jury Trial. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

Section 4.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

Section 4.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

Section 4.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 4.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable).

Section 4.14 Effectiveness. This Agreement shall be valid and enforceable as of the Closing and may not be revoked by any party hereto.

Section 4.15 No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

CITIC CAPITAL ACQUISITION CORP.

By:
Name: Fanglu Wang
Title: Chief Executive Officer and Director

STOCKHOLDER PARTY:
[•]

By:
Name:
Title:

STOCKHOLDER PARTY:
[•]

By:
Name:
Title:

STOCKHOLDER PARTY:
[•]

By:
Name:
Title:

[Signature Page to Lockup Agreement]

Exhibit A

STOCKHOLDER PARTIES

Stockholder	Common Stock	Series Seed Preferred Stock	Series A Preferred Stock	Common Warrants	Options	Restricted Stock Units
Jim DiSanto						14,847
Kevin Kennedy					50,000	630,207
Matthew Hammond						14,847
Tom Rohrs					50,000	14,847
Tianyue Yu					50,625	43,217
Tamer Hassanein		31,875	8,623			523,537
Patrick Archambault					60,000	209,548
Enzo Signore					40,000	129,430
Ross Taylor	14,298				5,000	39,715
Brad Sherrard						77,098
Raj Bhullar					35,000	49,715
Uzma Hassan					4,500	41,708

A-1

Stockholder	Common Stock	Series Seed Preferred Stock	Series A Preferred Stock	Common Warrants	Options	Restricted Stock Units
Rising Tide II, L.P.				16,666
Rising Tide II, LLC		127,502
Rising Tide III, LLC		191,253	26,948
Rising Tide IV, LLC	535,179
Rising Tide IVA, LLC	80,000
Rising Tide Management, Ltd.		79,688	21,559
Rising Tide V, LLC	379,040	462,194	2,155,915	1,219,367
Louay Eldada	1,107,768	10,200			202,500
Tianyue Yu					50,625	43,217
Tianyue Yu, Trustee of The Yang Yu Trust	631,483	7,650
Weilai Yang and Yu Cheung Ho, Trustee of the YYAD10 Trust	125,000
Weilai Yang and Yu Cheung Ho, Trustee of the YYJK28 Trust	125,000

A-2

Exhibit B

FORM OF JOINDER TO LOCKUP AGREEMENT

[•], 20__

Reference is made to the Lockup Agreement, dated as of [•], 2021, by and between CITIC Capital Acquisition Corp. and the Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of Acquiror and each undersigned holder of shares of Acquiror (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

B-1

IN WITNESS WHEREOF, the undersigned have duly executed this joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

B-2